[AGL RESOURCES' LOGO]

FOR IMMEDIATE RELEASE

Financial/Media Contact

Steve Cave

Director, Investor Relations

(404) 584-3801

AGL CAPITAL CORPORATION RENEWS CREDIT FACILITY,

INCREASES FACILITY TO $500 MILLION

ATLANTA, August 8, 2002 - AGL Capital Corporation, a wholly-owned financing subsidiary of AGL Resources Inc. (NYSE: ATG), announced it has renewed its senior revolving credit facility, including renewal of its expiring 364-day facility and the establishment of a new three-year revolving facility. The new credit facilities give the company combined, committed bank lines of $500 million, an increase of $50 million over the old facility. These facilities are undrawn and are used as a backstop to the company's commercial paper program.

SunTrust Bank served as the administrative agent for the facility renewal. The facility includes a $200 million 364-day revolver with a one-year term-out option, and a $300 million three-year revolver.

"We're certainly pleased by the response we have received to the credit facility renewal," said Andrew Evans, vice president and treasurer of AGL Resources. "The fact that the facility was over-subscribed is a testament to the financial strength of AGL Resources. We also believe that including the three-year term provides us with excellent liquidity relative to the traditional 364-day revolver."

AGL Resources Inc. (NYSE: ATG) is an Atlanta-based energy services holding company. Nearly 2 million natural gas customers are served through subsidiaries Atlanta Gas Light Company, Virginia Natural Gas and Chattanooga Gas Company. Houston-based subsidiary Sequent Energy Management provides asset management services, including the wholesale trading, marketing, gathering and transportation of natural gas. As a member of the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates a fiber optic network in Atlanta. For more information, visit www.aglresources.com.

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